Exhibit 4.32

Loan Agreement

This Loan Agreement (this “Agreement”) dated September 11, 2013 is made in Beijing by and between:

Party A: Beijing Wanpu Media Technologies Co., Ltd.

Registered Address: Room 301, Building 1, No. A-43 Xizhimen North Street, Haidian District, Beijing, P.R.C.

Legal Representative: Lin Yu

Party B: Lin Yu

ID No.: ***

Address: ***

Shi Wenyong

ID No.: ***

Address: ***

WHEREAS

1.	Party A (the “Lender”) is a wholly foreign-owned company incorporated and registered in Beijing;

2.	Party B (the “Borrower”) is the shareholder of Beijing Wanpu Century Co., Ltd. (“Domestic-funded Company”), holding 100% equity of the Domestic-funded Company.

Through friendly negotiations, the Parties reach the agreement as follows for mutual compliance:

In accordance with the terms and conditions set forth herein, the Lender agrees to provide, and the Borrower agrees to accept, a loan in a total amount of RMB one million (RMB 1, 000, 000). (Lin Yu, Shi Wenyong respectively holds 78%, 22% of the loan).

1.	The Borrower agrees to use the above mentioned loan only for purchase of all the capital contribution of the Domestic-funded Company.

The Borrower shall use such loan only for the purpose set forth in this Article, and shall not use such loan for any other purpose, unless it has obtained the written consent in advance from the Lender.

2.	Conditions precedent for the provision of loan by the Lender to the Borrower are:

2.1	The representations and warranties made by the Borrower in the Article 8 hereof are true, complete, correct, and not misleading.

2.2	The Borrower does not breach any of its undertakings in the Article 9 and Article 10 hereof, and there is no any event occurring or threatening to occur which will possibly influence the Borrower’s performance of its obligations hereunder.

3.	The Lender agrees that, on condition that all the conditions precedent set forth in the Article 3 hereof are satisfied or are waived by the Lender in writing, the Lender will transfer the loan amount to the account designated by the Borrower in one lump sum. The Borrower or its trustee shall issue the receipt to the Lender at the same day of receiving such loan. The Parties hereby agree and confirm, the undertakings with respect to the loan made by the Borrower under this Agreement are applicable to the Borrower or its designated trustee.

4.	Each Party hereby agrees and confirms that the loan hereunder is a non-interest-bearing loan unless otherwise specified herein.

5.	The term of loan hereunder is ten (10) years and may be extended by the Parties through a written consent. During the term of loan of the extended term of loan, once the following circumstance occurs, the loan provided by the Lender to the Borrower hereunder shall expire early with immediate effect:

(1)	The Borrower resigns from or is dismissed by the Lender or any affiliate of the Lender; or

(2)	The Borrower is dead, becomes incapable for civil conduct, or has limited capability in civil conduct; or

(3)	The Borrower commits a crime or is involved in a crime; or

(4)	Any other third party claims an amount exceeding RMB 100,000 from the Borrower.

Once the term of loan expires, any Borrower (or its successor or assignee) shall immediately return the amount borrowed by it to the Lender, or, with the Lender’s consent, transfer such borrowed amount to any other shareholder of the Domestic-funded Company or the person designated by the Lender, and such Borrower’s rights and obligations hereunder shall terminate at same time.

6.	At the date hereof, the Lender represents and warrants to the Borrower:

6.1	The Lender is a duly registered and validly existing company;

6.2	The Lender has the power required for signing and performing this Agreement. The signature and performance of this Agreement by the Lender comply with the Lender’s business scope and the articles of association or other constitution documents of the Lender. The Lender has obtained all necessary and appropriate approvals and authorizations for signature and performance of this Agreement;

6.3	The signature and performance of this Agreement by the Lender do not violate any law or regulation, governmental approval, authorization, notice or any other governmental document binding upon or imposing any effect on it, nor breach any agreement entered into by and between the Lender and any third party or any undertakings made by the Lender to any third party; and

6.4	This Agreement will immediately constitute legally valid and enforceable obligations of the Lender upon being signed.

7.	The Borrower represents and warrants to the Lender from the date hereof to the termination hereof:

7.1	The Domestic-funded Company is a duly incorporated and validly existing company with limited liabilities, and the Borrower is the lawful shareholder of the Domestic-funded Company;

7.2	The Borrower has the power required for signing and performing this Agreement. The signature and performance of this Agreement by the Borrower comply with the articles of association or other constitution documents of the Domestic-funded Company. The Borrower has obtained all necessary and appropriate approvals and authorizations for signature and performance of this Agreement;

7.3	The signature and performance of this Agreement by the Borrower do not violate any law or regulation, governmental approval, authorization, notice or any other governmental document binding upon or imposing any effect on it, nor breach any agreement entered into by and between the Borrower and any third party or any undertakings made by the Borrower to any third party; and

7.4	This Agreement will immediately constitute legally valid and enforceable obligations of the Borrower upon being signed.

8.	Throughout the term of this Agreement, the Borrower undertakes that:

8.1	Without the prior written consent by the Lender, it will not, at the Shareholders’ Meeting of the Domestic-funded Company, resolve to agree upon or support or sign any shareholders’ resolutions to approve, any sale, assignment, mortgage or disposal in any other way of, or allow the creation of any other encumbrance on, any legal or beneficial interests with respect to the equity of the Domestic-funded Company, except for those made for the Lender or any person designated by the Lender;

8.2	Without the prior written consent by the Lender, it will not, at the Shareholders’ Meeting of the Domestic-funded Company, resolve to agree upon or support or sign any shareholders’ resolutions to approve, the merger or amalgamation between the Domestic-funded Company and any other person, or the acquisition of or investment in any other person by the Domestic-funded Company;

8.3	It will immediately notify the Lender of any litigation, arbitration or administrative proceeding occurring or threatening to occur with respect to the equity of the Domestic-funded Company;

8.4	For maintaining its shareholding in the Domestic-funded Company, it will sign, take, initiate, and conduct all necessary or appropriate documents, actions, claims, or defense against the claims;

8.5	Without the prior written consent by the Lender, it will not take any action and/or omission which may possibly have any material influence on the assets, business and liabilities of the Domestic-funded Company.

9.	The Borrower undertakes that, during the term hereof it will, as the legal shareholder of the Domestic-funded Company, procure the Domestic-funded Company:

9.1	Without the prior written consent by the Lender, not to sell, assign, mortgage or dispose of in any other way, or allow the creation of any other encumbrance on, the legal or beneficial interests with respect to any asset, business or income of it, from the date hereof;

9.2	Without the prior written consent by the Lender, not incur, succeed, guarantee, or allow existence of, any liability, however, except for (i) the liability arising from the normal or daily business operation rather than by means of borrowing certain amount of money; and (ii) the liability which has been disclosed to, and approved of by the Lender in writing;

9.3	To operate all of its business in course of business operation, to maintain the value of its assets;

9.4	Without the prior written consent by the Lender, not to enter into any material contract (in respect of this paragraph, the contract with a value exceeding one million RMB will be deemed as a material contract), except for those entered into in course of normal business operation;

9.5	As requested by the Lender, to provide to the Lender with all materials in relation to its operation and financial status;

9.6	Without the prior written consent by the Lender, not to merge or amalgamate with any other person, or acquire or invest in any other person;

9.7	Will immediately notify the Lender of any litigation, arbitration or administrative proceeding occurring or threatening to occur with respect to its assets, business or income.

10.	This Agreement inures only for the benefits of the Parties hereto, the successors and permitted assignees of the Parties hereto, and is binding upon the above mentioned Parties. Without the other Party’s prior written consent, neither Party shall not assign, pledge or transfer in any other way, its rights, benefits or obligations hereunder.

11.	The conclusion, validity, interpretation, performance, amendment, termination of, and resolution of disputes arising from, this Agreement shall be governed by laws of the PRC.

12.	Arbitration

12.1	Any dispute, controversy or claim arising from or in connection with this Agreement (including the existence, validity or termination of this Agreement) shall be submitted to China International Trade and Economic Arbitration Commission (“CIETAC”) for arbitration according to its then effective rules and proceeding. The arbitral award is final and binding upon the Parties. The arbitration shall be conducted in Beijing. The arbitration language is Mandarin Chinese.

12.2	The arbitral tribunal consists of three (3) arbitrators. Each Party appoints one (1) arbitrator. The presiding arbitrator of arbitral tribunal shall be jointly appointed by both Parties through negotiations. Should both Parties fail to reach consensus regarding the appointment of the presiding arbitrator within twenty (20) days following the appointment of its respective arbitrator, the Chairman of CIETAC shall appoint the presiding arbitrator.

13.	This Agreement becomes effective upon being signed, and becomes invalid once each Party fulfills the performance of its obligations hereunder.

14.	This Agreement shall not be amended or changed unless agreed by both Parties in writing. Any issue not contemplated herein shall be supplemented by the Parties by signing respective agreement in writing. Any amendment, change, supplemental to this Agreement as well as any exhibit hereto, shall constitute an integral part of this Agreement.

15.	This Agreement constitutes an integral agreement between the Parties regarding the subject matter hereof, and supersedes all previous oral discussion or written advices reached by the Parties with respect to the above mentioned subject matter.

16.	This Agreement is severable. The invalidity or unenforceability of any term hereof does not influence the validity or enforceability of any other term hereof.

17.	Each Party shall keep strictly confidential any confidential materials regarding the other Party’s business, operation, financial status obtained by it through this Agreement or during the performance of this Agreement.

18.	This Agreement is made in six (6) original copies, each Party holding one (1) copy. Each copy has the same legal effect.

[The remainder of this page is intentionally left blank]

Party A: Beijing Wanpu Media Technologies Co., Ltd.

(seal)

Signature of Authorized Representative: /s/ Lin Yu

Party B: Lin Yu

Signature:	/s/ Lin Yu

Shi Wenyong

Signature:	/s/ Shi Wenyong